Exhibit 99.1

Maxpro Capital Acquisition Corp. Announces Extension to Deadline to Complete Business Combination

Taipei City – October 7, 2022 – Maxpro Capital Acquisition Corp. (NASDAQ: JMAC) (the “Company”), announced today that its sponsor, MP One Investment LLC (the “Sponsor”), has requested that the Company extend the date by which the Company has to consummate a business combination from October 13, 2022 to January 13, 2023 (the “Extension”). The Extension is the first of two three-month extensions permitted under the Company’s governing documents. In connection with the Extension, the Sponsor has notified the Company that it intends to deposit an aggregate of $1,035,000 (representing $0.10 per public share) into the Company’s trust account on or before October 13, 2022.

The Extension provides the Company with additional time to complete its initial business combination with Apollomics Inc. (“Apollomics”), previously announced by the Company and Apollomics on September 14, 2022.

About Maxpro Capital Acquisition Corp.

Maxpro is a blank check company formed for the purposes of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses in the healthcare and technology industries. In October 2021, Maxpro consummated a $103.5 million initial public offering of 10.35 million units (including the underwriters’ full exercise of their over-allotment option), with each unit consisting of one share of Class A common stock and one redeemable warrant, and each warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share. On November 26, 2021, Maxpro announced that holders of its units could elect to separately trade the shares of Class A common stock and redeemable warrants included in the units. EF Hutton, division of Benchmark Investments LLC, served as the sole book-running manager of Maxpro’s initial public offering.

About Apollomics Inc.

Apollomics Inc. is an innovative clinical-stage biopharmaceutical company focused on the discovery and development of oncology therapies with the potential to be combined with other treatment options to harness the immune system and target specific molecular pathways to inhibit cancer. Apollomics currently has a pipeline of nine drug candidates across multiple programs, six of which are currently in the clinical stage of development. Apollomics’ lead programs include investigating its core product, vebreltinib (APL-101), a potent, selective c-Met inhibitor for the treatment of non-small cell lung cancer and other advanced tumors with c-Met alterations, which is currently in a Phase 2 multicohort clinical trial in the United States, and developing an anti-cancer enhancer drug candidate, uproleselan (APL-106), a specific E-Selectin antagonist that has the potential to be used adjunctively with standard chemotherapy to treat acute myeloid leukemia and other hematologic cancers, which is currently in Phase 1 and Phase 3 clinical trials in China.

FORWARD-LOOKING STATEMENTS

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Maxpro Capital Acquisition Corp.

Songren Road, Xinyi District

Taipei City 11073

Attn: Moses Chen

Chief Executive Officer

m.chen@maxproventures.com

+886 2 7713 7952